EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(I) under the Securities Exchange Act of 1934, as amended, each of the undersigned Reporting Persons hereby agrees to the joint filing, along with all other such Reporting Persons, on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to beneficial ownership of shares of Common Stock, $0.0001 par value, of Epizyme, Inc., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The execution and filing of this Agreement shall not be construed as an admission that the undersigned Reporting Persons are a group, or have agreed to act as a group.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of February 1, 2022.

RP Management, LLC

February 1, 2022	By:	/s/ Pablo G. Legorreta
Chief Executive Officer

RPI Finance Trust

February 1, 2022	By:	RP Management, LLC, its Administrator

	By:	/s/ Pablo G. Legorreta
Chief Executive Officer

Royalty Pharma Investments 2019 ICAV

February 1, 2022	By:	Pablo G. Legorreta
Director

Pablo G. Legorreta

February 1, 2022	By:	/s/ Pablo G. Legorreta